EXHIBIT 16.1





Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20546

Re:  Distinctive Devices, Inc. File # 0-2749

     We have read the statements that we understand Distinctive Devices, Inc. will include under Item 4 of the Form 8-K/A report it will file regarding the recent change of auditors. We agree with such statements made with regard to our firm. We have no basis to agree or disagree with other statements made under
Item 4.

                                        GOLDSTEIN LEWIN & CO
                                        Certified Public Accountants




Boca Raton, Florida
October 26, 2001